Exhibit 99.1

January 16, 2009	CONTACTS:	Investor Relations - Mark G. Stockard
Phone: (713) 381-4707
Toll Free: (800) 659-0059
Media Relations - Rick Rainey
Phone: (713) 381-3635

TEPPCO PARTNERS, L.P. CHIEF FINANCIAL OFFICER RESIGNS

HOUSTON – TEPPCO Partners, L.P. (NYSE:TPP) today announced that William G. Manias has resigned as vice president and chief financial officer (CFO) of its general partner, Texas Eastern Products Pipeline Company, LLC, effective January 15, 2009. Tracy E. Ohmart has been named acting CFO.

“On behalf of the partnership, I would like to thank Bill for his leadership and contributions as we have expanded our business segments, increased service offerings to customers and continued to build value for our investors,” said Jerry E. Thompson, president and chief executive officer for TEPPCO’s general partner.  “We wish Bill all the best in his future endeavors.”

TEPPCO Partners, L.P., is a publicly traded partnership with operations that span much of the continental United States.  TEPPCO owns and operates an extensive network of assets that facilitate the movement, marketing, gathering and storage of various commodities and energy-related products.  The partnership’s midstream network is comprised of approximately 12,500 miles of pipelines that gather and transport refined petroleum products, crude oil, natural gas, liquefied petroleum gases (LPGs) and natural gas liquids, including one of the largest common carrier pipelines for refined petroleum products and LPGs in the United States.  TEPPCO’s storage assets include approximately 27 million barrels of capacity for refined petroleum products and LPGs and about 14 million barrels of capacity for crude oil.  TEPPCO also owns a marine business that transports refined petroleum products, crude oil and lube products via tow boats and tank barges that operate primarily on the United States inland and Intracoastal Waterway systems, and in the Gulf of Mexico.  For more information, visit TEPPCO’s website (www.teppco.com).  Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., is owned by Enterprise GP Holdings (NYSE: EPE).